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                                                                      EXHIBIT 99

     Headquarters:  3605 Warrensville Center Rd., Shaker Heights, OH  44122-5203
                    Mailing Address:  P.O. Box 228070, Cleveland, OH  44122-8070


OfficeMax, Inc.


NEWS RELEASE                                      FOR IMMEDIATE RELEASE

                                                  Contact: Mike Weisbarth
                                                  Divisional Vice President,
                                                  Investor Relations
                                                  (216) 295-6698

OFFICEMAX EXPECTS RECORD THIRD QUARTER OPERATING INCOME, BUT WILL BE BELOW CURRENT WALL STREET CONSENSUS EARNINGS ESTIMATE

CLEVELAND, Ohio - October 6, 1998 - OfficeMax, Inc. (NYSE:OMX) said today that it expects to achieve record sales and operating income for its third quarter ending October 24, 1998, however, earnings will be below the current Wall Street consensus estimate of $0.31 per share. Last year, the Company earned $0.25 per share on sales of $992 million during the like period.

OfficeMax said that its core office supply business has been strong, gaining momentum throughout the third quarter, but its computer and business machine sales and their related operating profit contributions have fallen below expectations. The Company attributes this reduced volume primarily to the decrease in average retail selling prices of approximately 15-20% compared to last year and a slowdown in unit sales resulting from apparent consumer consternation over recent, unsettling economic news.

OfficeMax stated that it expects its full-year sales and earnings results to also reach record levels in spite of slower computer and business machine sales. The Company added that its number of customer transactions on a comparable-store basis continued to increase during the current quarter. Additionally, OfficeMax indicated that its store expansion plans are on target, calling for opening 120 new superstores in the United States plus additional units in Mexico and Japan.

The Company said that it will announce its third quarter sales and earnings results during the week of November 9, 1998.

ABOUT OFFICEMAX, INC.

Today, OfficeMax operates 780 superstores in over 330 markets in 48 states and Puerto Rico. The Company operates OfficeMax stores through joint ventures in Mexico and Japan and, recently, announced plans to enter the Brazil market through a third joint venture. OfficeMax also operates 17 delivery centers throughout the United States to serve its catalog and direct marketing businesses including OfficeMax.com on the Internet at http://www.officemax.com which enables customers and businesses to efficiently buy a wide assortment of merchandise using personal computers.

This release contains forward-looking statements which are subject to risks and uncertainties. OfficeMax's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission for the year ended January 24, 1998, contains a discussion about certain factors which could cause results to differ from management's expectations. These risks include, without limitation, the following: general economic conditions, increased competition, aggressive expansion strategy, and political and economic instability in Mexico, Japan or Brazil.

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